Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

IXYS Corporation

Milpitas, California

We hereby consent to the incorporation by reference in the proxy statement/prospectus constituting a part of this registration statement of Littelfuse, Inc. of our reports dated June 12, 2017, relating to the consolidated financial statements and the effectiveness of IXYS Corporation’s (“IXYS”) internal control over financial reporting, appearing in IXYS’ Annual Report on Form 10-K, for the year ended March 31, 2017.

We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus.

/s/ BDO USA, LLP
San Jose, CA

December 4, 2017